EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 2, 2013, Verizon Communications Inc. (“Verizon”, the “Company”, or “we”) announced that it had entered into a definitive agreement to acquire Vodafone Group Plc’s (“Vodafone”) 45% indirect ownership interest (the “noncontrolling interest”) in Cellco Partnership d/b/a/ Verizon Wireless (“Verizon Wireless”) for consideration totaling approximately $130 billion. The consideration to be paid to Vodafone will be primarily comprised of cash, Verizon common stock, the Seller Notes (defined below) and the value of Verizon’s existing investment in Vodafone Omnitel N.V. (“Vodafone Omnitel”).

In this document the term “Transaction” refers to the transactions described below, under the heading “Description of the Transaction.” The completion of the Transaction is subject to approval by the Verizon shareowners, the Vodafone shareowners and other closing conditions. There can be no guarantee that the conditions to closing will be satisfied or that the Transaction will be completed.

This document sets forth the following unaudited pro forma condensed consolidated financial statements of Verizon, giving pro forma effect to the Transaction:

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 2013

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2012

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2013

We present the unaudited pro forma condensed consolidated financial information for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), including Article 11 of Regulation S-X under the Securities Act. Such information is preliminary and based on currently available information, assumptions and adjustments that we believe are reasonable, however the ultimate amounts recorded may be different. Our historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed financial information to give effect to pro forma events that are (1) directly attributable to the Transaction (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2012 and for the six months ended June 30, 2013 give pro forma effect to the Transaction as if the Transaction had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the Transaction as if the Transaction had occurred on June 30, 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the operating results or financial position that would have actually been obtained if the Transaction had occurred on January 1, 2012 or June 30, 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with the audited historical consolidated financial statements of Verizon as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related notes, as well as the unaudited historical condensed consolidated financial statements of Verizon as of and for the six-month periods ended June 30, 2013 and 2012 and the related notes.

Description of the Transaction

Verizon is acquiring the noncontrolling interest in Verizon Wireless through the acquisition of the equity of a holding company which, through other holding companies, holds the noncontrolling interest in Verizon Wireless. The total consideration for the purchase of the noncontrolling interest in Verizon Wireless is expected to be comprised of the following (in millions):

Sources
New Common Stock Issued	$60,150
New External Debt	60,526
Seller Notes	5,000

$125,676
Other consideration:
Preferred Stock	$1,650
Vodafone Omnitel	3,500
Other	814

$131,640

Uses
Cash paid to Vodafone	$58,886
Common stock issued to Vodafone shareowners	60,150
Seller Notes	5,000
Other	5,964

$130,000

Debt incurrence costs, expenses & other	$1,640

$131,640

The total cash expected to be paid to Vodafone of approximately $58.9 billion, and the other expected costs of the Transaction, including financing, legal and bank fees, is expected to be financed through the incurrence of third-party indebtedness (see Note 4).

For a description of the expected issuance of Verizon common stock to Vodafone shareowners, refer to Note 3.

At the closing of the Transaction, Verizon expects to issue to Vodafone $5.0 billion aggregate principal amount of variable rate senior unsecured notes (the “Seller Notes”) in two separate series of equal amounts with maturities of eight and eleven years (see Note 4).

Also included in the consideration paid to Vodafone is the value of Verizon’s existing investment in Vodafone Omnitel (see Note 5), and the assumption, by Verizon, of liabilities related to preferred stock previously issued by a Vodafone holding company that Verizon is acquiring as part of this Transaction (see Note 6).

As illustrated and described further below, we expect to receive certain other assets and assume or incur certain other liabilities that will also be accounted for as part of the Transaction.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Six Months Ended June 30, 2013

(dollars in millions, except per share amounts)	As Reported	Adjustments			Pro Forma

Operating Revenues	$59,206	$—			$59,206

Cost of services and sales (exclusive of items shown below)	21,965	—			21,965
Selling, general and administrative expense	16,195	—			16,195
Depreciation and amortization expense	8,269	—			8,269

Total Operating Expense	46,429	—			46,429

Operating income	12,777	—			12,777
Equity in earnings of unconsolidated businesses	115	(119)	(8a	)	(4)
Other income, net	64	—			64
Interest expense	(1,051)	(1,713)	(8b	)	(2,764)

Income Before Provision For Income Taxes	11,905	(1,832)			10,073
Provision for income taxes	(1,852)	(1,506)	(8c	)	(3,358)

Net Income	$10,053	$(3,338)			$6,715

Net income attributable to noncontrolling interests	$5,855	$(5,669)	(8d	)	$186

Net income attributable to Verizon	4,198	2,331	(8e	)	6,529

Net income	$10,053	$(3,338)			$6,715

Basic earnings per common share
Net income attributable to Verizon	$1.46				$1.58
Weighted average shares outstanding (in millions)	2,866	1,270	(8f	)	4,136

Diluted earnings per common share
Net income attributable to Verizon	$1.46				$1.58
Weighted average shares outstanding (in millions)	2,873	1,270	(8f	)	4,143

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2012

(dollars in millions, except per share amounts)	As Reported	Adjustments		Pro Forma

Operating Revenues	$115,846	$—		$115,846

Cost of services and sales (exclusive of items shown below)	46,275	—		46,275
Selling, general and administrative expense	39,951	—		39,951
Depreciation and amortization expense	16,460	—		16,460

Total Operating Expense	102,686	—		102,686

Operating income	13,160	—		13,160
Equity in earnings of unconsolidated businesses	324	(394)	(8a)	(70)
Other income, net	(1,016)	—		(1,016)
Interest expense	(2,571)	(3,427)	(8b)	(5,998)

Income Before Provision For Income Taxes	9,897	(3,821)		6,076
Provision for income taxes	660	(2,283)	(8c)	(1,623)

Net Income	$10,557	$(6,104)		$4,453

Net income attributable to noncontrolling interests	$9,682	$(9,400)	(8d)	$282

Net income attributable to Verizon	875	3,296	(8e)	4,171

Net income	$10,557	$(6,104)		$4,453

Basic earnings per common share
Net income attributable to Verizon	$0.31			$1.01
Weighted average shares outstanding (in millions)	2,853	1,270	(8f)	4,123

Diluted earnings per common share
Net income attributable to Verizon	$0.31			$1.01
Weighted average shares outstanding (in millions)	2,862	1,270	(8f)	4,132

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2013

(dollars in millions)	As Reported	Adjustments			Pro Forma

Current Assets	$21,957	$—			$21,957
Plant, Property and Equipment, net	88,332	—			88,332
Wireless Licenses	75,825	—			75,825
Goodwill	24,336	—			24,336
Other Assets	12,896	1,153	(9a	)	14,049

Total Assets	$223,346	$1,153			$224,499

Debt Maturing within one year	$7,961	$—			$7,961
Other Current Liabilities	21,230	—			21,230
Long-Term Debt	41,791	67,176	(9b	)	108,967
Other Long-Term Liabilities	65,208	14,850	(9c	)	80,058

Common Stock, Par	297	127	(9d	)	424
Contributed Capital	37,895	(29,942)	(9e	)	7,953
Other Equity	(4,131)	913	(9f	)	(3,218)
Noncontrolling Interest	53,095	(51,971)	(9g	)	1,124

Total Equity	87,156	(80,873)			6,283

Total Liabilities and Equity	$223,346	$1,153			$224,499

See related footnotes, including corresponding note references

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Basis of Presentation

The unaudited pro forma condensed consolidated financial information is based on historical financial information, and it is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The 2012 and 2013 unaudited pro forma condensed consolidated financial information includes financial information from our audited historical consolidated statement of income for the year ended December 31, 2012 and our unaudited historical condensed consolidated statement of income for the six months ended June 30, 2013, respectively. The unaudited pro forma condensed consolidated statements of income give pro forma effect to the Transaction as if the Transaction occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 includes financial information from our unaudited historical condensed consolidated balance sheet as of June 30, 2013 and gives pro forma effect to the Transaction as if the Transaction occurred on June 30, 2013. Our historical consolidated financial information is prepared in accordance with U.S. GAAP and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the

Transaction (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results.

2.	Acquisition of Noncontrolling Interest

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, changes in a parent’s ownership interest while the parent retains a controlling financial interest in its subsidiary shall be accounted for as equity transactions. Therefore, remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the noncontrolling interest is adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted is recognized in equity attributable to Verizon.

3.	Issuance of Verizon Common Stock

As part of the consideration to be paid in connection with the Transaction, we have agreed to issue to Vodafone shareowners shares of Verizon common stock having an aggregate value of approximately $60.2 billion. The number of shares to be issued is based on the market prices per share during a measurement period prior to closing and subject to collar provisions that will establish a minimum and maximum share price used to determine the number of shares to be issued. Based on the closing market price per share of Verizon’s common stock of $47.38 on August 30, 2013, a total of approximately 1,270 million shares would be issued, resulting in aggregate consideration associated with the issuance of Verizon common stock of approximately $60.2 billion (including $127 million attributable to par value). For the six months ended June 30, 2013, 2,866 million basic weighted-average shares of Verizon common stock were outstanding. Based on the number of basic weighted-average shares of Verizon common stock outstanding for the six months ended June 30, 2013, the expected additional issuance of 1,270 million shares would result in a pro forma amount of 4,136 million basic weighted-average shares outstanding.

Basic and diluted weighted average shares outstanding and earnings per share amounts have been adjusted in the pro forma condensed consolidated statements of income to reflect the expected additional issuance of 1,270 million shares of Verizon common stock as if the shares had been outstanding from January 1, 2012.

The actual number of shares to be issued will be determined by dividing approximately $60.2 billion by a weighted average price of Verizon common shares during a measurement period prior to the closing date (“Calculation Price”). The Calculation Price will be bounded by a Verizon common share price collar spread between $47.00 and $51.00. Based on the collar, we expect to issue a minimum of 1,179 million shares and a maximum of 1,280 million shares. If the Calculation Price is less than $47.00 or greater than $51.00, we will issue shares based on a price of $47.00 or $51.00, respectively. The impact on earnings per share of the range of shares resulting from the possible share issuance scenarios within the spread of the collar is $0.04 or $0.02 for the six-month and twelve-month periods ended June 30, 2013 and December 31, 2012, respectively.

4.	Incurrence of Indebtedness

In order to finance the Transaction, we expect to incur a variety of forms of indebtedness, in both domestic and foreign markets, consisting of fixed and variable rate debt with varying maturity dates. The pro forma adjustment to long-term debt in the aggregate principal amount of $67.2 billion is based upon the amount of additional indebtedness that is expected to be outstanding at the closing of the Transaction and is assumed for purposes of the unaudited pro forma condensed consolidated financial information to include (1) $1.65 billion of preferred stock (see Note 6), (2) borrowings under a Bridge Credit Agreement (see below), (3) a mix of fixed and variable rate bank and other third party indebtedness in U.S. and foreign denominations, and (4) Seller Notes in the amount of $5.0 billion.

We have estimated a weighted-average interest rate excluding debt amortization of 4.9%, based on the current interest rate environment and the mix of outstanding indebtedness we expect to be outstanding, to develop the pro forma adjustments for interest expense included in the pro forma condensed consolidated statements of income. The rates at which we are able to borrow will be dependent upon market conditions at the date we close on the respective borrowings.

Additionally, we expect to incur fees of approximately $1,090 million associated with the incurrence of indebtedness, which includes fees associated with the Bridge Credit Agreement. These fees will be capitalized as an asset and amortized over the contractual life of the underlying indebtedness. The amortization of fees related to the Bridge Credit Agreement, in the aggregate amount of approximately $485 million, is excluded from the pro forma adjustments to the consolidated statements of income due to the short-term non-recurring nature of such fees.

Bridge Credit Agreement

On September 2, 2013, the Company entered into a $61.0 billion Bridge Credit Agreement (the “Bridge Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein. The Bridge Credit Agreement provides that the proceeds of the loans under the Bridge Credit Agreement shall be used to finance, in part, the Transaction and to pay related transaction costs. The obligation of the lenders to provide debt financing under the Bridge Credit Agreement is subject to certain limited conditions. The Bridge Credit Agreement is a 364-day term loan facility that will be available in a single drawing and will mature 364 days after the funding date.

The Bridge Credit Agreement has an available maturity extension of up to $25.0 billion for an additional 364-day period, provided that no more than $12.5 billion may be outstanding after 18 months. The Company expects to reduce commitments outstanding and repay loans drawn under the Bridge Credit Agreement primarily with proceeds from long-term financing. We expect a portion of the bridge financing to fund at closing, and to complete the refinancing of the facility with long-term financing during 2014. The interest rate per annum is a variable rate based upon a base rate or Eurodollar rate plus an applicable margin. We expect the applicable margin to increase after 90 days and at regular intervals thereafter. The Company will pay customary fees in connection with the Bridge Credit Agreement, including fees based on principal amounts outstanding starting after 90 days and at regular intervals thereafter.

Changes in interest rates

We will be exposed to market risks due to changes in interest rates associated with the fixed and variable rate debt that we expect to incur to finance the Transaction. We are also exposed to changes in interest rates on the variable rate debt subsequent to the date that such indebtedness is incurred. Based on the $67.2 billion of additional indebtedness that we expect to have outstanding as of the closing date of the Transaction less the preferred stock, for which the rate is fixed, a 1/8th of 1% increase in interest rates would result in an $82 million increase in annual interest expense.

Changes in foreign currency exchange rates

We are also exposed to market risks due to changes in foreign currency exchange rates as compared to the U.S. dollar associated with additional indebtedness denominated in foreign currencies. Based on the additional indebtedness denominated in foreign currencies that we currently expect to have outstanding as a result of the Transaction, a 5% increase or decrease in such exchange rates would result in a $42 million change in annual interest expense on a U.S. dollar basis and a $734 million gain or loss on the outstanding liabilities due to foreign exchange movements.

Hedging strategies

We have and may continue to enter into derivative transactions, such as cross currency swaps and interest rate swaps, to manage our exposure to fluctuations in foreign currency exchange rates and to achieve a targeted mix of fixed and variable rate indebtedness.

Debt Covenants

Our credit agreements contain covenants that are typical for large investment grade companies and transactions of this nature. These covenants include requirements to pay interest and principal in a timely fashion, pay taxes, maintain insurance, preserve our existence, keep appropriate books and records of financial transactions, maintain our properties, provide financial and other reports to our lenders, limit pledging and disposition of assets and mergers and consolidations, and other similar covenants. Additionally, the Bridge Credit Agreement will require us to maintain a Debt/EBITDA (as defined) ratio lower than or equal to 3.5:1, until our public credit ratings are equal to or higher than A3 and A-.

5.	Vodafone Omnitel

Included in the consideration paid to Vodafone is the value of Verizon’s existing equity method investment in Vodafone Omnitel. Subsidiaries of Verizon and Vodafone have entered into a separate stock purchase agreement with respect to the sale to Vodafone of Verizon’s investment in Vodafone Omnitel. The completion of the sale of Verizon’s existing investment in Vodafone Omnitel pursuant to that agreement is conditioned on receipt of the approval of the European Commission, among other conditions. Although completion of Verizon’s acquisition of the noncontrolling interest in Verizon Wireless is not conditioned on completion of the sale to Vodafone of Verizon’s investment in Vodafone Omnitel, the pro forma financial information presented in this document assumes that the transactions close simultaneously. The sale of Verizon’s investment in Vodafone Omnitel is conditioned on completion of Verizon’s acquisition of the noncontrolling interest in Verizon Wireless.

The total selling price for Verizon’s 23.1% interest in Vodafone Omnitel is $3,500 million. In accordance with the accounting standard on equity method investments, we will recognize a gain or loss upon the disposition of the investment equal to the difference between the selling price, which represents the fair value of the investment at the Transaction closing date, and the carrying amount of the investment plus any translation gains or losses recorded in other comprehensive income. Based on the carrying value of our investment in Vodafone Omnitel of $2,287 million as of June 30, 2013, cumulative foreign exchange translation adjustments of $842 million that are currently classified in other comprehensive income, which will be recorded as a gain upon sale, and an estimated fair value of $3,500 million, we would recognize a gain of approximately $1,755 million after-tax. The final amount of gain will be determined at closing and will be based on the fair value, carrying value and translation gains or losses related to our investment in Vodafone Omnitel at that time. As the gain on sale is non-recurring in nature, its effect is excluded from the pro forma adjustments to the condensed consolidated statements of income. The pro forma statements of income include an adjustment to remove the historical equity method earnings.

6.	Preferred Stock

Included in the consideration paid to Vodafone is the assumption of Series 5.143% Class D and Class E preferred stock, as described above under the heading “Description of the Transaction.” Both the Class D (825,000 shares outstanding) and Class E shares (825,000 shares outstanding) are mandatorily redeemable in April 2020 at $1,000 per share plus any accrued and unpaid dividends. Dividends accrue at 5.143% per annum and will be treated as interest expense. Both the Class D and Class E shares will be classified as liability instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and will be recorded at fair value as determined at the closing of the Transaction. We have estimated the fair value for purposes of the pro forma balance sheet to be $1,650 million based on current market information.

7.	Income Taxes

Deferred Tax Liabilities and Provision for Income Taxes

Certain deferred taxes directly attributable to the Transaction have been calculated based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to our book basis. As a result, the Company expects to record an outside basis deferred tax liability of approximately $12,500 million. Separately, the pro forma tax impact to the provision for income taxes in the pro forma statements of income is calculated based on an assumed statutory tax rate of 38.5%. The Company continues to analyze the Transaction to identify any further direct or indirect impacts on taxes and prior to closing, the Company may identify additional tax implications of the Transaction. Any additional items identified will be evaluated to determine if the tax impact should be recorded to equity or the statement of income.

Additional Tax Liabilities

We are analyzing the Transaction to identify any potential tax exposures related to historical tax positions taken by Vodafone. Vodafone has agreed to indemnify the Company for taxes attributable to pre-closing tax periods. Any unrecognized tax position assumed will be initially recorded as a liability and based on our initial review of the Transaction terms, we will be recording an offsetting asset for the indemnification from Vodafone. To the extent indemnified, future changes in the carrying value of the unrecognized tax position liability may be offset by an offsetting change to the indemnification asset, as long as the indemnification is deemed collectible. We will continue to analyze the Transaction, including the terms of the indemnification, to identify any further direct or indirect impacts on taxes. To the extent we identify additional tax implications of the Transaction terms prior to closing, they will be evaluated to determine if the tax impact should be recorded to equity or the income statement.

8.	Adjustments to the Statement of Income

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2013 and the twelve months ended December 31, 2012:

a.	Equity in earnings of unconsolidated businesses – Adjustment to eliminate the historical equity in earnings, net of tax, related to the investment in Vodafone Omnitel (see Note 5).

b.	Interest expense – Adjustment to reflect interest expense associated with indebtedness expected to be incurred (see Note 4), the preferred dividend (see Note 6), and the amortization of certain debt incurrence costs based on the contractual life of the underlying indebtedness.

c.	Provision for income taxes – Adjustments to reflect changes in the provision for income taxes including:

Income Tax associated with additional income attributable to Verizon

As it relates to the consolidated statements of income, the historical condensed consolidated financial information provided for income taxes on income attributable to Verizon’s 55% controlling interest in Verizon Wireless, but not on the income attributable to the 45% noncontrolling interest. Accordingly, the provision for income taxes was adjusted by $2,149 million and $3,569 million for the six months ended June 30, 2013 and the twelve months ended December 31, 2012, respectively, to reduce net income. These amounts represent the pro forma impact of the income taxes on the income attributable to the 45% noncontrolling interest acquired by Verizon. The pro forma adjustments to the provision for income taxes are partially offset by the income tax benefit associated with additional interest expense, as noted below. The amounts are calculated assuming a statutory income tax rate of 38.5%.

Income Tax benefit associated with interest expense

Adjustments of $643 million and $1,286 million for the six months ended June 30, 2013 and the twelve months ended December 31, 2012, respectively, represent the income tax benefit associated with the pro forma adjustments for interest expense assuming a statutory income tax rate of 38.5%.

d.	Net income attributable to noncontrolling interests – Adjustment to eliminate the net income attributable to noncontrolling interests, representing the noncontrolling interest in Verizon Wireless.

e.	Net income attributable to Verizon – Adjustment to reflect the sum of all other adjustments to the pro forma condensed consolidated statements of income on net income attributable to Verizon.

f.	Weighted average shares outstanding – Adjustment to reflect the expected issuance of 1,270 million shares of Verizon common stock to Vodafone shareowners within basic and diluted weighted average shares outstanding as if the shares had been outstanding from January 1, 2012.

9.	Balance Sheet Adjustments

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2013:

a.	Other assets – Adjustments to other assets is comprised of the following (in millions):

Deferred financing fees (see Note 4)	$1,090
Disposition of investment in Vodafone Omnitel (see Note 5)	(2,287)
Indemnification Asset (see Note 7)	2,100
Other	250

Total	$1,153

b.	Long-term debt – Adjustments to long-term debt are comprised of the following (in millions):

Incurrence of long-term debt (see Note 4)	$65,526
Preferred stock (see Note 6)	1,650

Total (see Note 4)	$67,176

c.	Other long term liabilities – Adjustment to reflect a $12,500 million deferred tax liability based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to our book basis, adjustment to reflect the approximate liability of $2,100 million for unrecognized tax positions assumed by Verizon as part of the Transaction (see Note 7), and other estimated long-term liabilities assumed of $250 million.

d.	Common stock – Adjustment to reflect the expected issuance of 1,270 million shares of Verizon common stock to Vodafone shareowners ($.10 par value per share) (See Note 3).

e.	Contributed capital (“APIC”) – Adjustments to APIC are comprised of the following (in millions):

Tax related liabilities (see Note 7)	$(12,500)
Issuance of Verizon common stock (see Note 3)	60,023
Transaction costs (estimated)	(250)
Consideration paid less carrying value of noncontrolling interest	(78,029)
Other	814

Total	$(29,942)

The adjustment to APIC for the issuance of Verizon common stock totaling $60,023 million is calculated based on the 1,270 million shares expected to be issued to Vodafone shareowners at $47.38 per share less the amount recorded to common stock, par totaling $127 million ($.10 par value per share) (See Note 3).

We account for specific, direct, and incremental costs related to changes in Verizon’s ownership percentage while control is maintained as part of the equity transaction. Such costs may include investment banking and legal fees. As part of the Transaction, we estimate that we will incur such costs in the amount of $250 million.

As described in Note 2, ASC Topic 810, Consolidation, requires that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary shall be accounted for as equity transactions. Accordingly, the adjustment reflected above totaling $78,029 million is calculated as the estimated consideration paid of $130 billion less the adjustment to noncontrolling interest of $51,971 million (see Note 9g).

f.	Other equity – Adjustments to reflect the impact of items that are expected to be recognized in future earnings upon closing of the Transaction include the expected gain on the disposition of our investment in Vodafone Omnitel totaling $1,755 million offset by the associated cumulative translation adjustment of $842 million, which is already recorded in equity as accumulated other comprehensive income.

g.	Noncontrolling interest – Adjustment to reflect the elimination of the historical carrying value of Vodafone’s 45% noncontrolling interest in Verizon Wireless at June 30, 2013 of $51,971 million.